Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191

Linda.Flynn@tphs.com

Trinity Place Holdings Secures Loan

Proceeds to Fully Retire Claims and Fund Predevelopment in Lower Manhattan

New York, NY (December 31, 2014). Trinity Place Holdings Inc. (the “Company”) (OTC: TPHS) announced today that it has filed a motion seeking bankruptcy court approval of a $40 million loan facility secured by its properties located at 42 Trinity Place and 67 Greenwich Street in Lower Manhattan. The loan will be provided by Sterling National Bank and Israel Discount Bank of New York and will close and be funded following court approval. Trinity is the successor to Syms Corp. and Filene’s Basement which emerged from Chapter 11 bankruptcy in September 2012 with a significant portfolio of real estate and other legacy assets.

Proceeds from the loan will be used by the Company to pay or reserve for all remaining claims and to make strategic investments in its remaining assets and potential new opportunities.  Once the claims are paid or reserved for to the satisfaction of the court, the Company will have substantially fulfilled its obligations under the plan for reorganization.

Proceeds from the loan will also be used for further predevelopment work on Trinity’s Lower Manhattan holdings at 42 Trinity Place and 67 Greenwich Street.  The Company has made significant progress on this project to date, including defining the program and developing a conceptual design for a mixed-use building of over 280,000 gross square feet as well as reaching preliminary terms with prospective users for the commercial base of the building.  Significant interest in the development of the property has led the Company to hire Eastdil Secured to proceed with a formal and organized process to help evaluate the most appropriate risk-adjusted path to value maximization for shareholders which may or may not result in a possible sale of the property in whole or in part with a joint venture partner.

“Sterling National Bank is excited to participate in the growth of Trinity Place Holdings with the current loan facility. Their developing business plan is exciting and their success to date is impressive. We look forward to a long term relationship with the Company,” stated Jim Peoples, President of Sterling Banking Group.

“This new loan facility provided by Sterling National Bank and Israel Discount Bank of New York bolsters Trinity Place Holdings’ growth plans as a new business. We will fulfill the obligations under the plan as promised and take key steps forward to create additional value for our stakeholders,” stated Matthew Messinger, President & CEO of Trinity Place Holdings. “The loan also supports our predevelopment work in Paramus, NJ, Westbury, NY and West Palm Beach, Florida and in particular at our 42 Trinity Place and 67 Greenwich Street properties in the exceptionally strong market of Lower Manhattan.”

The facility also provides for up to an additional $10 million of proceeds to be made available subject to certain conditions and approvals.

The motion filed with the court to approve the loan facility also seeks approval of other matters including a charter amendment to protect the Company’s net operating losses (“NOL’s”) as an asset of the Company. Further details on the loan and the motion will be included in a Form 8-K filed with the SEC later today.

About Trinity Place Holdings, Inc.

Trinity Place Holdings currently has significant real estate in three states, a variety of consumer-sector intellectual property rights and significant net operating losses. Trinity’s assets include real estate in the Westbury, New York, Paramus, New Jersey, and West Palm Beach, Florida markets, as well as “Trinity Place,” one of Lower Manhattan’s premier development sites. Trinity intellectual property includes rights related to the Filene's Basement trademarks. The company is currently traded OTC under the symbol TPHS. Its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012. More information on the Company can be found at www.trinityplaceholdings.com.

Forward Looking Statements

This release includes “forward-looking statements” which can be identified by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intended,” “would,” “estimate,” “continue,” “bode well,” “future,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of the Company. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, court approval of the motion or items contained therein, expectations with respect to the monetization of the Trinity Place property and the Company’s other real estate, tax and intellectual property assets and the other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any obligation to update the forward-looking statements.

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